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METROGOLF INCORPORATED ANNOUNCES IPO AND ACQUISITION OF
                  PARTNERSHIP INTERESTS
        --1.175 MILLION SHARES PRICED AT $6.00--

Denver, Oct. 23, 1996 - MetroGolf Incorporated (NASDAQ:
MGLF, BSE: MGO), a Denver-based developer and operator of golf centers in major metropolitan areas today announced the successful completion of its Initial Public Offering.
The offering of 1.175 million shares of common stock priced at $6.00 per share was declared effective by the Securities and Exchange Commission on October 15 and closed on October 21. Laidlaw Equities, Inc. and Prime
Charter, Ltd. led an underwriting group which completed the $7.05 million equity issue.

Simultaneously with the closing of the IPO, MetroGolf acquired approximately 94% and 90% of the outstanding limited partnership interests in Illinois Center Golf and Goose Creek Golf Club, respectively. Both were previously operated by MetroGolf as the general partner of the partnerships owning those facilities.

"We are delighted to have executed an important step in our strategic plan," stated Charles D. Tourtellotte.
President and Chairman of the Board. "We are now well positioned to leverage our management expertise across our existing four locations. In addition, we will continue to pursue future strategic opportunities in targeted metropolitan areas, such as the Port Authority
Bus Terminal development in Midtown Manhattan, New York
City."

Tourtellotte continued, "I believe consolidation of this fragmented industry presents numerous opportunities for us to acquire, upgrade and renovate golf facilities and to realize economies of scale through efficient management, purchasing and effective marketing efforts."

                          -MORE-
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METROGOLF INCORPORATED
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Prior to forming the company's predecessor in 1992, Mr.
Tourtellotte co-founded and served as a director and president of Dye Equity Incorporated, the golf course acquisition and development subsidiary of Dye Designs
International, Inc., from January 1989 to December 1991.
From 1984 to 1989, Mr. Tourtellotte served as Senior Vice
President of Acquisitions for Johnstown American
Companies, then one of the nation's largest real estate investment and property management firms.

ABOUT METROGOLF
MetroGolf Incorporated, whose predecessor was founded in 1992, acquires, develops and operates golf centers designed to provide a wide variety of practice and play opportunities in major metropolitan areas. The company's strategy is to become the leading owner and operator of golf centers in areas with high concentrations of office, urban residential and hotel development that are convenient to time-constrained golfers. MetroGolf currently operates its flagship location, Illinois Center
Golf, in downtown Chicago, as well as Goose Creek Golf
Club in suburban, Washington, DC, Fremont Golf Center in
Fremont, California and Harborside Golf Center in San
Diego, California.

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For further information contact:

Lippert/Heilshorn & Associates
Lillian Armstrong/Kris Otridge/Ward Deters
(415) 433-3777

MetroGolf Incorporated
Kim Wermuth/Kevin Wood
(303) 294-9300